Thursday, December 14th, 2006

EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Battle Mountain to Purchase Additional 2% Net Smelter Royalty on Minefinders’ Dolores Mine

RENO, Nevada, December 14, 2006 - Battle Mountain Gold Exploration Corp. (OTC-BB:BMGX) (“Battle Mountain”) is pleased to announce that it has acquired an option to purchase a 2% net smelter return royalty (“NSR”) on Minefinders Corporation Ltd.’s (“Minefinders”) Dolores Mine in Chihuahua, Mexico. The 2% NSR covers both gold and silver production from the Dolores Mine. The exercise price for the option is $9.45 million. This royalty will compliment Battle Mountain’s existing 1.25% NSR on gold production from Dolores. With both royalties, Battle Mountain will receive 3.25% of all gold production and 2% of all silver production from the Dolores Mine.

The Dolores mine is scheduled to begin production in the third quarter of 2007 and is expected to have a 14 year mine life. According to their latest Technical Report, dated November 7, 2006, Minefinders estimates Dolores’s 2008 production to be approximately 173,000 ounces gold and 4,188,000 ounces silver. Based on these estimates, Battle Mountain will receive approximately 5,623 ounces gold and 82,000 ounces silver in 2008.

According to the November 2006 Technical Report, Minefinders estimates that total life of mine gold recovery will be approximately 1,696,000oz, of which Battle Mountain will receive 3.25%, and that total life of mine silver recovery will be approximately 63,480,000 silver, of which Battle Mountain will receive 2%. Minefinders continues to actively explore the Dolores property and Battle Mountain will participate in production increases that come as a result of any reserves increases.

Battle Mountain’s Dolores royalties are long term assets that will provide strong annual cash flow. Battle Mountain’s Chairman and Chief executive, Mark Kucher, stated “We believe that the combined Dolores royalties will provide us with a significant cornerstone cash-flowing asset when the mine comes into production next year. In addition, we are continuing to negotiate other acquisitions of similar quality as we build Battle Mountain into a significant precious metals royalty company with a diversified asset base.”

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About Battle Mountain

Battle Mountain is a gold royalty company headquartered in Reno, Nevada. Battle Mountain has a diversified portfolio of thirteen producing, developing, and exploration gold royalties in seven gold producing countries.

On behalf of the Board of Directors,

Mark Kucher
Chairman and CEO

To learn more please visit www.bmegold.com or email info@bmegold.com.

Battle Mountain Exploration Gold Corp.
Sixth Floor, Suite 9
One East Liberty Street
Reno, Nevada 89504

Safe Harbor for Forward-Looking Statements: This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, expectations, beliefs, plans and objectives regarding the potential transactions and ventures discussed in this release. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the risks inherent in mineral exploration, the need to obtain additional financing, the availability of needed personnel and equipment for future exploration and development, fluctuations in the price of minerals, and general economic conditions.

FOR INVESTOR INFORMATION PLEASE CALL 1-800-436-0167

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